EXHIBIT 10(c)

Restricted Stock Award

To:	(Name)
Furniture Brands International, Inc.

As of (Date) as authorized by the Executive Compensation and Stock Option Committee of the Board of Directors of Furniture Brands International, Inc., you have been awarded _______ shares of Furniture Brands Common Stock under the Furniture Brands 1999 Long-Term Incentive Plan, which shares are restricted as set forth below.

While ownership of these shares transfers to you immediately (i.e., you may vote the shares and are entitled to dividend payments if and when declared) you may not sell, transfer, or otherwise dispose of these shares before the restrictions on transfer lapse. In addition, should you cease to be a full-time employee of Furniture Brands or one of its subsidiaries or divisions the shares with respect to which the restrictions have not yet lapsed will be forfeited and you will no longer have any ownership interest in them.

The restrictions imposed on these shares will lapse as follows:

________ shares will become free of all restrictions on (Date)
________ shares will become free of all restrictions on (Date)
________ shares will become free of all restrictions on (Date)

In all respects, this award is subject to the terms of the 1999 Long-Term Incentive Plan, a copy of which is enclosed.

Dated:    (Date)

FURNITURE BRANDS INTERNATIONAL, INC.

By:	/s/ Lynn Chipperfield

Lynn Chipperfield, Senior Vice President
and Chief Administrative Officer